EXHIBIT 99

                         VIRGINIA COMMERCE BANCORP, INC.

                                  PRESS RELEASE
                             FOR IMMEDIATE RELEASE:


Contact:     Peter A. Converse
             President and Chief Executive Officer
             (703) 534-0700

             William K. Beauchesne
             Executive Vice President and Chief Financial Officer
             (703) 633-6120

      VIRGINIA COMMERCE BANCORP ANNOUNCES PRICING AND SALE OF COMMON STOCK

         Arlington, Virginia, May 27, 2004 - Virginia Commerce Bancorp, Inc. (Nasdaq "VCBI") announced the sale by the Company of 775,000 shares of its common stock at $26.30 per share in a firm commitment underwritten offering lead managed by Sandler O'Neill & Partners, L.P., and co-managed by Ryan Beck & Co. and Legg Mason Wood Walker, Incorporated. The underwriters have a 30 day option to purchase up to an additional 116,250 shares of common stock from the Company solely to cover over-allotments. The offering was priced on May 26, 2004. The offering is expected to close on or about June 1, 2004. The Company intends to use the proceeds of the offering in its lending and investment activities, for branch expansion and for other general corporate purposes.

         This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, solicitation or sale will be made only by means of the final prospectus. Copies of the prospectus may be obtained by contacting: Sandler O'Neill & Partners, L.P., 919 Third Avenue, 6th Floor, New York, New York 10022, Attention :Syndicate Department.

         Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the "Bank"), a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through thirteen branch offices, two residential mortgage offices and one investment services office, principally to individuals and small to medium-size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

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